EXHIBIT 12.01

               Ratio of Earnings to Fixed Charges

                                                          For the Year Ended
December 31,
                                 12 Months Ended   --------------------------
---------------
                                 September 30,1998       1997     1996
1995      1994      1993
                                ---------------------------------------------
---------------
                                                    (Dollars in Thousands)
Income from
Continuing Operations          $14,789       $14,059   $13,460   $12,165
$11,338   $12,026
Taxes on Income                $11,145       $ 9,830   $10,283   $ 8,784   $
8,865   $ 5,491
Interest Charges               $10,979       $10,157   $10,500   $ 9,559   $
7,828   $ 8,378
   Earnings Available
     for Fixed Charges         $36,913       $34,046   $34,243   $30,508
$28,031   $25,895

   Total Fixed Interest
     Charges                   $10,979       $10,157   $10,500   $ 9,559   $
7,828   $ 8,378

Ratio of Earnings to
     Fixed Charges               3.36          3.35      3.26      3.19
3.58      3.09

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